Exhibit 99.2
Final Transcript
Conference Call Transcript
AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
Event Date/Time: Nov 11, 2010 / 01:30PM GMT

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Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
CORPORATE PARTICIPANTS
Gary Rubin
Accretive Health, Inc. — Senior Director of Finance
Mary Tolan
Accretive Health, Inc. — CEO
John Staton
Accretive Health, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Bret Jones
Brean Murray — Analyst
Sebastian Paquette
Goldman Sachs — Analyst
Atif Rahim
JPMorgan — Analyst
Corey Tobin
William Blair & Company — Analyst
PRESENTATION
Operator
     Good day, ladies and gentlemen, and welcome to the Third Quarter 2010 Accretive Health, Inc. Earnings Conference Call. My name is Fab and I’ll be your operator for today. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session.
(Operator Instructions)
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference to your host for today, Mr. Gary Rubin, Senior Director of Finance. Please, proceed.
     Gary Rubin - Accretive Health, Inc. — Senior Director of Finance
     Good morning, and thank you for joining us. With me on the call today are Mary Tolan, the Company’s Co-founder and Chief Executive Officer, and John Staton, the Company’s Chief Financial Officer.
Please note that earlier this morning Accretive Health issued a press release announcing the Company’s third quarter 2010 results. A copy of that release is available in the Investor Relations section of the Company’s website at www.accretivehealth.com.
Certain statements contained in this conference call may be considered forward-looking as defined by the Private Securities Litigation Reform Act of 1995. In particular, any statements made about Accretive Health’s expectations for future financial and operational performance, expected growth, new services, profitability, or business outlook are forward-looking statements.
Investors are cautioned not to place undue reliance on such forward-looking statements. There is no assurance that the matters contained in such statements may occur since these statements involve various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
These risks and uncertainties include those listed under the heading, Risk Factors, in the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2010 filed on August 13, 2010, which is available on the SEC’s website, as well as in the Investor Relations portion of Accretive Health’s website at www.accretivehealth.com.
The forward-looking statements made on today’s call are based on the Company’s beliefs and expectations as of today, November 11, 2010 only and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update these forward-looking statements at some point in the future, Accretive Health specifically disclaims any obligation to do so, even if its views change.
Please note that today’s discussion will include references to certain non-GAAP financial measures. Please refer to today’s earnings release for more information on these non-GAAP measures and reconciliation to the appropriate GAAP measurements. After the conclusion of Mary and John’s prepared remarks, they will be available to answer your questions.
At this time, I would like to turn the call over to Accretive Health’s CEO, Mary Tolan. Mary?
     Mary Tolan - Accretive Health, Inc. — CEO
     Thanks, Gary, and good morning, everyone. I would like to start our prepared remarks today by providing an update on the accomplishments since our last earnings call.
First, we were very excited to announce our inaugural Quality and Total Cost of Care contract with Fairview Health Services, which includes the operations at the University of Minnesota as well. We will integrate our leading-edge population management infrastructure into more than 40 Fairview physician clinics and their independent Fairview network clinics, as well as throughout the hospitals.
Through the five-year definitive agreement, Fairview physicians and their care teams will have access to robust data, tools and processes to more fully understand the health risk profiles of their patient populations, establish care plans that ensure the patient’s well-being across the care continuum, and track the status of those care plans on a real-time basis.
We believe this solution will have a significant impact on Fairview’s ability to deliver greater value in healthcare, providing higher quality and a better patient experience at a lower cost. We believe Fairview is an ideal inaugural client for this offering, as a leading health system in the innovative Minnesota healthcare market, one of the most competitive nationally.
The breadth of the Fairview network with over 2,000 employees and affiliated physicians as well as seven hospitals, including academic medicine, provide an excellent platform to demonstrate the results of this new business. We anticipate this offering will provide value to all the parties in the healthcare continuum — patients, providers and payors.
As a result of the recently passed healthcare legislation, we are observing hospitals looking to develop tighter partnerships with physicians, given the trend toward population management and accountable care. We believe this trend will be a significant component of the healthcare delivery in the future. This new operating model will allow primary care physicians to, in essence, quarterback the care management of their patient panel.
This offering provides physicians with a complete line of sight to the total cost of care for their patients. Physicians will be able to use the infrastructure we provide to identify their highest risk patients, create individualized care plans, and monitor how the care is implemented. Our population management infrastructure offering can be applied to a broad spectrum of healthcare providers, and we are seeing a high degree of interest in this offering.
There are natural synergies for provider organizations when we provide revenue cycle management and population management simultaneously. As a result, we see significant interest for this offering within our revenue cycle management customers and we believe we will have a significant adoption rate within our existing customer base.
I would now like to spend a few minutes updating you on pipeline and other revenue generation activities. We’re very pleased with the results of our sales campaign since our last earnings release and the resulting increase in our projected contracted annual run rate of revenue.
For those listening for the first time, we defined our projected contracted annual run rate of revenue as the total expected net services revenue for the subsequent 12 months for all healthcare providers where we are providing services under contract. So this is not a speculative number or a forecast; it is for those customers that we are under contract.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
We believe that this is the most instructive metric for gauging the Company’s success and growing our business as it eliminates the variability that can occur in historical revenue metrics due to timing and size of any significant new customer.
Our projected contracted annual run rate of revenue is currently $654 million to $670 million. This range compares very favorably with the projected contracted annual run rate at the November 11, 2009 point, which ranged from $506 million to $516 million.
At the mid-point of these two ranges, we have grown this metric by $151 million, or 30%, in the past 12 months. This increase reflects the market’s acknowledgement of the value that we deliver to our customers through both net revenue yield improvement and operating efficiencies.
We are continuing to see the benefits from enhancing the quality and size of our sales team. Three months ago, I discussed that we were in the contracting stage with customers that would add $64 million of potential annual revenues. Since that time, we have since closed contracts for $32 million in addition, and these contracts are with a mix of new clients and expanded penetration with existing customers.
Of the four potential large revenue cycle customers, which I mentioned in our last call, each of whom that could add an additional $60 million of annual revenue, two of those have actually progressed to being in contracting phase, which is the last phase of the sales cycle. As I noted earlier — and by the way, we have added one additional large one to the large deal pipeline.
As I noted earlier, our new offering in Quality and Total Cost of Care is also meeting with significant market traction. We have contracted with one of the two potential Quality and Total Cost of Care customers discussed in our last call, and in addition we have added another large one. So we now have one that has moved into being a signed customer and two that are in the contracting phase. Contracting is, again, that last and final phase of the sales process with a very high possibility of closing in the coming quarters.
I’d also like to update you and provide you information about the adoption of our shared services model. I’m pleased to announce that since our last earnings call we’ve added another large client to this operating model. We are continuing detailed discussions with multiple others as they look at transitioning to our shared services. And if you are new to our calls, adoption of shared services operating model is a positive development as it leads to improved profit margins for both our customers and Accretive Health.
I’d like to now turn it over to John Staton, our CFO, to discuss our financial results for the third quarter.
     John Staton - Accretive Health, Inc. — CFO
     Thanks, Mary. Good morning, everyone. Our results for the third quarter demonstrated continuing top-line growth and improved profitability. Total net services revenue for the third quarter grew 18% to $158.4 million from $134.5 million in the third quarter of 2009. While the timing of new contract additions impacted total third quarter revenues, we believe the long-term revenue trajectory is very strong as indicated by the 30% growth in projected contracted annual revenue run rate versus 12 months ago.
Base fee revenues were $136 million during the third quarter of 2010, an increase of $21.5 million over the third quarter of 2009. Incentive payments were $19 million during the third quarter of 2010, an increase of $2.3 million over the third quarter of 2009. For those new to Accretive Health, incentive payments are a share of the benefits we generate for our clients. Other services revenue was $3.3 million during the third quarter of 2010.
Non-GAAP adjusted EBITDA is the financial metric that we find the most instructive in measuring the progress of our business. We define it as net income adjusted for interest income or expense, non-cash expenses such as depreciation and amortization, our income tax provision, and expenses related to stock option or stock warrant issuances.
Non-GAAP adjusted EBITDA for the quarter was $11.6 million, an increase of $1.1 million over the third quarter of 2009. Absent the increased internal investment in the Quality and Total Cost of Care offering during the quarter of $1.7 million and the commencement of public Company costs during the quarter of $0.3 million, third quarter 2010 non-GAAP adjusted EBITDA would have been $13.7 million, a 30% increase over the third quarter of 2009. Our investments in the new Quality and Total Cost of Care offering are expected to begin paying off in 2011 with the recent signing of our inaugural client, Fairview Health Services.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
While revenues can vary depending on the timing of contract signings, non-GAAP adjusted EBITDA is highly visible within a year as it is primarily driven by the contracts in place at the end of the prior year. When we discuss guidance later in this call, you will see that non-GAAP adjusted EBITDA is unchanged.
We are pleased with our non-GAAP adjusted EBITDA for the first nine months of 2010. Non-GAAP adjusted EBITDA for the nine months was $28.3 million, an increase of $6.1 million, or 28%, as compared to the nine months ended September 30, 2009. Absent the increased level of internal investment in the Quality and Total Cost of Care offering and commencement of public company costs during 2010, year-to-date adjusted non-GAAP EBITDA would be $32.7 million, a 48% growth over the same period of 2009.
The stock-based compensation adjustment included in these calculations was $10.8 million and $5.3 million for the nine months and the quarter ended September 30, 2010. The stock-based compensation adjustment was just $5.3 million and $2.3 million for the nine months and quarter ended September 30, 2009. This is an increase of $5.5 million and $3 million, respectively, for the nine months and quarter ended September 30, respectively.
The increase in the stock-based compensation is a result of a personnel — associated with hiring staff to develop the technology and processes necessary to provide our Quality and Total Cost of Care services management stock options that were priced in conjunction with the Company’s May 2010 initial public offering.
The Company’s net income attributed to common shareholders for the third quarter of 2010 was $2.9 million, an increase of $6.6 million as compared to the third quarter of 2009 when a loss of $3.8 million was recorded. The increase primarily reflects the absence in dividends during 2010 — the third quarter of 2009, $8 million in dividends were paid to preferred stockholders. It also reflects the significant investment we’ve made in our Quality and Total Cost of Care and public company expenses as well.
I would like to close our prepared remarks by updating our guidance for 2010. Management continues to estimate that the Company’s projected contracted annual revenue run rate at the end of 2010 will exceed $710 million, an increase of at least 38% from the mid-point of the $510 million to $519 million projected at the end of 2009.
Based on the timing of recent contract signings, management expects that revenues for the year ended December 31, 2010 will be $595 million to $607 million. Management continues to expect that full year 2010 non-GAAP adjusted EBITDA will be $43 million to $46 million. The mid-point of this range of projected non-GAAP adjusted EBITDA represents a 35% growth over the prior year.
As we have just reported results for the third quarter of 2010, our full year outlook implies a Q4 2010 non-GAAP adjusted EBITDA of $14.7 million to $17.7 million. The mid-point of this range is a 51% increase over Q4 2009 non-GAAP adjusted EBITDA of $10.7 million.
Operator, we would now like to open the call for questions.
      QUESTION AND ANSWER
Operator
(Operator Instructions)
And your first question comes from the line of Bret Jones from Brean Murray.
     Bret Jones - Brean Murray — Analyst
     Hi, good morning. Thank you for taking the question. When we talked about the contracted revenue — 12-month contracted revenue, it increased — the mid-point increased by about $30 million sequentially. And on the last call you talked about $64 million worth of contracts — I was wondering — in contracts and final negotiations. I was wondering what happened to the other half of that. Is that still in final contract negotiations?

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     Mary Tolan - Accretive Health, Inc. — CEO
     Absolutely. And it was actually about $32 million that it went up, and the rest are in final contracting and there’s a significant amount of addition that is in final contracting.
     Bret Jones - Brean Murray — Analyst
     Yes. You had talked about another two of those $60 million offerings — or two $60 million contracts in final contracting. So if we think about it, it’s $150 million — in that neighborhood anyway, in final contracting?
     Mary Tolan - Accretive Health, Inc. — CEO
     Yes. Our range is $150 million to $200 million right now.
     Bret Jones - Brean Murray — Analyst
     Okay, great. When you talked about the shared services, I believe last time you gave us a percentage of revenue that had some level of shared services. With the addition of another large client, can you update that figure?
     John Staton - Accretive Health, Inc. — CFO
     Yes. That additional client has added another 4%.
     Bret Jones - Brean Murray — Analyst
     So, I believe that brings it to 56% of revenue or somewhere in that neighborhood?
     John Staton - Accretive Health, Inc. — CFO
     No. It would bring it — Of the clients we had at the time, we were at 33%.
     Bret Jones - Brean Murray — Analyst
     Okay.
     John Staton - Accretive Health, Inc. — CFO
     Again, we continue to add clients. So again, as we add in new clients plus this extra 4% would get us to the roughly 37% at the time. We were on a progress, as we talked about, of moving to additional discussions with other clients that could get us to 50% in the shared services in the coming quarters.
     Bret Jones - Brean Murray — Analyst
     Okay. Sorry, I misunderstood. How does this metric look ex-Ascension? I guess the question is, is the majority of the clients that have moved over to shared services within Ascension?

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     John Staton - Accretive Health, Inc. — CFO
     I haven’t calculated that precisely, but my belief is that is — our shared services participation is representative of our mix with Ascension versus non-Ascension at this time.
     Bret Jones - Brean Murray — Analyst
     All right, great. And last question — sorry to hog the call. The margin profile between the outsourcing and shared services contracts, can you remind us what that margin profile looks like when they transition over to shared services? Thank you.
     John Staton - Accretive Health, Inc. — CFO
     Certainly. As we moved into shared services, we’re able to take a portion of the operation that allows us to generate more benefit. We do share that benefit back with our clients, but does add a 300 to 400 basis points more in margin in those contracts.
     Bret Jones - Brean Murray — Analyst
     Thank you.
     Operator
     Your next question will come from the line of Sebastian Paquette from Goldman Sachs.
     John Staton - Accretive Health, Inc. — CFO
     Good morning, Sebastian.
     Sebastian Paquette - Goldman Sachs — Analyst
     Hi. First question is just on the terms of kind of lowering revenue guidance here kind of below what the consensus is, but maintaining EBITDA margins. Can you just talk to the degree of operating leverage expected and the drivers of that operating leverage as you head into the fourth quarter?
     John Staton - Accretive Health, Inc. — CFO
     Yes. I think the key aspect here is our business model. We have tremendous visibility into EBITDA on a 12-month basis because it’s really driven by the contracts in place — for one fiscal year, what it’s in place at the end of the prior fiscal year, and so we bring on new contracts with investments that are made until we start deriving benefits.
In terms of the leverage we continue to expect to see, there’s two aspects. One, yes, we do continue to see leverage in our hospital operations costs, our infused management, and our SG&A going forward, at least our cash components — cash expense components in those areas.
Where we do see the jump up here in the fourth quarter is our gain share has some seasonality or incentive payments has seasonality, that we typically see a larger set of incentive payments in the fourth quarter and therefore, the expansion in the EBITDA in Q4.
     Sebastian Paquette - Goldman Sachs — Analyst
     Okay.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     Mary Tolan - Accretive Health, Inc. — CEO
     And I think also related to revenue, what we’re really seeing is that there’s more revenue in our pipeline and more that we’re actually signing, but the timing of it is what affected revenue projections for the end of the year. So we actually are seeing rolling into 2011 better than we expected, but as the gain share — let’s say the base fee payments for the early period would be less than we thought.
     John Staton - Accretive Health, Inc. — CFO
     Sebastian, just to remind everybody on the call, we tend to have stronger gain share in the second and fourth quarter of our business keeps growing, and the first and third quarter tends to be a little bit lighter.
     Sebastian Paquette - Goldman Sachs — Analyst
     Okay. All right. And I apologize if I missed this in the previous question, but the PCARRR guidance for 2010 of greater than $710 million implies that an acceleration, sequential PCARRR growth for the fourth quarter versus the third quarter. So can you just talk to us about what kind of green shoots you’re seeing in October and November to support the acceleration?
     Mary Tolan - Accretive Health, Inc. — CEO
     Yes. I think it’s really the progression of these contracts to closure and the number of new ones that are moving into the contracting phase that, if anything, we feel that the guidance on it being greater than $710 million is something that we’re very comfortable with.
     Sebastian Paquette - Goldman Sachs — Analyst
     All right. Great, thank you.
     John Staton - Accretive Health, Inc. — CFO
     Thanks, Sebastian.
Operator
     Your next question will come from the line of Atif Rahim from JPMorgan.
     Atif Rahim - JPMorgan — Analyst
     Hi. Thanks, and, congratulations, on signing the Fairview deal, [that’s long awaited]. I guess on this relationship, could you talk about how it evolved and how long it took to sign this, and just to give us a picture of how long some of the other relationships might take? And then related to that, how should we be looking at this from a modeling standpoint in terms of revenues and EBITDA going forward?
     Mary Tolan - Accretive Health, Inc. — CEO
     All right. So a little bit on the relationship. We actually have Fairview already and we have had them as a client since the spring, a very large client in the revenue cycle space. And we’ve been talking to them while we began discussing revenue cycle at the very end of 2009, so let’s say really serious discussions beginning in December.
So we actually have had our inaugural contract in less than a year, which is, I think, really quite remarkable in my experience over the years of bringing these types of new offerings to different industries. I think that was really feasible because of the quality of the relationship and the kind of momentum we were already getting with our revenue cycle offering and the kind of very successful working partnership that we were having.
We had a lot of things to work through, being the first time through on this offering and on this contract. And so we actually expect that future ones will close even much faster, and we’re seeing that with the two that have also now moved into contracting.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
And so what we’re seeing is that this offering is so strategic to exactly what provider CEOs are concerned about and feel that they need to begin acting on in terms of being able to really control their own destiny and be able to provide higher quality care at a lower cost that we see these deals accelerating. So, we think that the ultimate sales cycle may even be shorter than the revenue cycle side. We are also seeing that virtually all of them that are in our pipeline are clients that really want to have both offerings, so that’s another interesting characteristic that we’ve noticed.
In terms of the modeling, one of the things that you should know is that these contracts will mature over time. So, let’s take this one with Fairview. We’ve been relatively conservative of what we’ve put into the next 12 months PCARRR because it’s really for the first set of populations and really for the first year’s progress.
But that initial contract can grow to well over $200 million of PCARRR at full maturity because we will be increasing the effectiveness of the offering each year, which affects gain sharing payments as well as we will be bringing more populations into scope, and so we really have our just at the beginning of what that relationship is worth. Maybe a good analog would be to remember back to our first year of working with Ascension and how that has grown over time. This very much has the same sort of characteristics.
Also in terms of modeling our first year, we believe that the offering actually will be slightly positive at the EBITDA line. And so, again, a good analog to our rev cycle business, maybe even slightly better. And then from there, moving up in terms of the margin development.
John, is there more that you want to provide on the model outlook?
     John Staton - Accretive Health, Inc. — CFO
     No, I think that, Mary, you covered it fully there.
     Atif Rahim - JPMorgan — Analyst
     Okay. I guess — that’s helpful color. Just one follow-up related to that is on-boarding costs associated with the others that you’re bringing on, I think you mentioned this resulted in about a couple of million of a hit to EBITDA relative to what you had expected. Is that something we should be expecting on an ongoing basis or was this just a one-time thing?
     John Staton - Accretive Health, Inc. — CFO
     One of the investments we are making in quality [were such] with building out our capabilities. And really, our one-time type stuff will continue to enhance and invest in that capability for primarily the technology platform, but don’t expect to have certainly that level of ongoing investment and obviously be recouping revenue against that investment within the contract itself.
     Mary Tolan - Accretive Health, Inc. — CEO
     Another way of putting it would be that, as I mentioned earlier, we believe first year contracts will actually be slightly EBITDA positive and all the expense related to those would have been burned into that. So, this is the only sort of pre-contract with our first one investment pile.
     Atif Rahim - JPMorgan — Analyst
     Okay, got it. And then one last question on the tax rate. I noticed yesterday that there’s news out of Illinois saying you’re moving one of your service centers there from Michigan. Does that help your tax rate at all going forward?
     John Staton - Accretive Health, Inc. — CFO
     We are not actually moving from Michigan; it’s just a new center that we’re opening up that we’re expanding in Chicago. It would have a modest impact since we’ve been able to address some of the gross receipts tax issues in Michigan.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     Atif Rahim - JPMorgan — Analyst
     Okay, understood. Thanks, very much.
Operator
(Operator Instructions)
Your next question will come from the line of Corey Tobin from William Blair & Company.
     Corey Tobin - William Blair & Company — Analyst
     Hi. Good morning and congrats on the clinical contract. A couple of things, if I could, relating to that — let’s talk about some of the technology you’re offering in that contract. The press release states that it includes people, process and technology. Can you just give us a feeling for specifically what type of technology you’re putting into place at Fairview?
     Mary Tolan - Accretive Health, Inc. — CEO
     Sure. Let’s start with the first thing, which is the ability for a physician to understand within their total population of patients that they see, which ones are expected to have the most amount of requirements for care and that will have the most amount of expense in the future periods.
This is some pretty advanced analytics and algorithms that are proprietary. So it’s not as simple as looking backwards on the last 12 months of expense, but really looking forward and predicting the progression of certain disease states and so forth.
From there, the next thing that is done is that there is technology to assist the physician in really putting these different patients into individualized care plans that call for certain ongoing integration of care.
And then there’s technology that will actually monitor the actual adherence to that. Because one of the things that we know is that the patients that often have the most amount of health difficulty and the most amount of expense really can be some of the patients that are the least compliant with the care plan. And so, compliance to the care plan is another key thing that is being monitored.
The other part of the technology and the process is the outreach and the capability for care extenders to really make scheduling of subsequent care and so forth really easy for the patient, including even making home visits after an inpatient or acute care hospital stay to make sure that the patient has been able to get all of their pharmaceuticals and all of their durable medical equipment and so forth. So it really is a complete surround in being able to give information and capability to the physicians and their teams to be able to get the integration of care the way they want it.
The other important analysis then is allowing the physicians to see it on line of sight to all the expense structure, and this is something that physicians don’t have today. They literally do not have a way of understanding the consequences of their decision making and of their referrals. So we provide all that information. We also provide incentive payments for adherence to quality and scorecards to the physicians to really help them adopt the best practices.
So those would be some of the key aspects of the technology. A great deal of it is proprietary and really will have a very significant impact on costs.
     Corey Tobin - William Blair & Company — Analyst
     And Mary, just on the final comment. Most of this is developed in-house or are you going to use some third-party apps as a part of this as well?

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     Mary Tolan - Accretive Health, Inc. — CEO
     More than 65% of the technology has been developed in-house. There are components of, let’s say, boiler-plate data that you do want to take advantage of that’s available on a national basis, so we take all of that data and then we layer on our incremental applications and analytics from there.
     Corey Tobin - William Blair & Company — Analyst
     Great. In your prepared remarks you mentioned significant increase for the client base for this, and you expect to see a significant adoption rate within your RCM base. Can you put some metrics behind that, just with respect to how you would define significant and the timing when you expect that to roll on?
     Mary Tolan - Accretive Health, Inc. — CEO
     Absolutely. What we’re seeing is that our largest customers that actually influence a significant amount of our revenue are some of our strongest and most interested discussion partners and moving into contracting phase. The one thing, though, that is important is that — the point I was making earlier — once you sign a contract, you’re really beginning to work on certain populations.
Let’s say for a particular client you’re working on the BlueCross population. And then, you begin to add more populations. So you could actually land a customer, be their exclusive partner, as we are in the case of Fairview. But, it will take time over years to actually bring all the populations that are being served, ultimately going into even the governmental populations in Medicaid and Medicare, under the umbrella, and so it has a significant ramp over time.
     Corey Tobin - William Blair & Company — Analyst
     Great. Final one from me, if I could. Just coming back to the book of business metric, the PCARRR metric. You gave this one, I think, at the end of the quarter, end of the conference call date last time. It seems like this time it’s as of the conference call date. John, can you just give us what the number was at the end of the quarter? And then clarify for us going forward, do you expect to give this metric at the end of the quarter or as of the conference call dates?
     Mary Tolan - Accretive Health, Inc. — CEO
     Well, We thought that the best way to go on this is to actually give it as the conference call date because it’s always the most fresh and transparent information. And so, we actually decided that was much better than going at the end of the quarter, which would be stale information.
     Corey Tobin - William Blair & Company — Analyst
     So when you’re talking about $710 million at the end of the year, that’s $710 million as of the conference call date?
     Mary Tolan - Accretive Health, Inc. — CEO
     No. It actually would be at the end of the year, so it would probably be a higher number for the conference call date. But, that’s why we also said we were confident we would be exceeding that number.
     Corey Tobin - William Blair & Company — Analyst
     Okay, understood. Thanks.
Operator
     And there are no further questions. That does conclude today’s question-and-answer session. I would now like to turn the call back over to Mary Tolan for closing comments.

Final Transcript
Nov 11, 2010 / 01:30PM GMT, AH — Q3 2010 ACCRETIVE HEALTH, INC. Earnings Conference Call
     Mary Tolan - Accretive Health, Inc. — CEO
Thanks, everyone, for your participation today. And we appreciate the questions, and feel free to follow-up with John or I if there’s anything else following out of this information. Thank you.
Operator
     Thank you, all, for your participation in today’s conference. This concludes the presentation. You may now disconnect.
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